Exhibit 5.1

Glen Y. Sato

+1 650 843 5502

gsato@cooley.com

October 27, 2017

Eiger BioPharmaceuticals, Inc.

350 Cambridge Ave., Suite 350

Palo Alto, CA 94306

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to 2,132,961 shares of the Company’s common stock, par value $0.001 (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-212114) (the “Registration Statement”), declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on August 4, 2016, the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated October 27, 2017, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; and (iv) the accuracy, completeness and authenticity of certificates of public officials. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

3175 HANOVER STREET, PALO ALTO, CA 94304 T: (650) 495-5000 F: (650) 495-7400 WWW.COOLEY.COM

October 27, 2017

Page Two

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report of the Company on Form 8-K and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Glen Sato
GLEN Y. SATO

3175 HANOVER STREET, PALO ALTO, CA 94304 T: (650) 495-5000 F: (650) 495-7400 WWW.COOLEY.COM